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                        TROOP MEISINGER STEUBER & PASICH, LLP
                                      LAWYERS


                                  November 26, 1997

Tag-It Pacific, Inc.
3820 South Hill Street
Los Angeles, CA 90037

Ladies/Gentlemen:

    At your request, we have examined the Registration Statement on Form SB-2 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Tag-It Pacific, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 1,450,000 shares of Common Stock, par value $0.001 per share, of the Company, and an additional 192,000 shares of Common Stock, par value $0.001 per share, of the Company subject to the underwriters' over-allotment option, and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (collectively, the "Shares").

    We are of the opinion that the Shares have been duly authorized and upon issuance and sale of the Shares in conformity with and pursuant to the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.


                                  Respectfully submitted,

                                  /s/ Troop Meisinger Steuber & Pasich, LLP

                                  TROOP MEISINGER STEUBER & PASICH, LLP